EXHIBIT 2


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-18417 and 33-44582 on Forms S-8 of Public Service Enterprise Group Incorporated of our report dated June 4, 1999 appearing in this Annual Report on Form 11-K of the Public Service Electric and Gas Company Employee Savings Plan for the year ended December 31, 1998.



DELOITTE & TOUCHE LLP
Parsippany, New Jersey
June 30, 1999